Exhibit 99.2

USANA Health Sciences, Inc.	April 27, 2021

Q1 2021 Management Commentary, Results and Outlook

●    First quarter net sales increased 15.5% year-over-year to $308.0 million.

●    First quarter diluted EPS increased 17.9% year-over-year to $1.45.

●    Repurchased 721,000 shares for $69.5 million during the quarter.

●    Raises full-year 2021 net sales and EPS Outlook.

Overview

Our first quarter represents an excellent start to an exciting year for USANA.  Our strong top-line performance was driven by double-digit US dollar sales growth in each of our regions.  General momentum in our business and related growth in total Active Customers were the primary catalyst to improved year-over-year results.  This growth also demonstrates the continued strong demand for our high-quality products and the successful execution of our strategy, which drove better than expected financial results.  Accordingly, we have raised our full-year net sales and diluted EPS outlook.

We continued to execute our digital experience strategy, which entails further enhancing the overall shopping experience for our customers with a particular emphasis on the China market.  These enhancements allow consumers to easily interact with USANA while sharing their experiences with others.

We also successfully launched our new, much-anticipated Active Nutrition line in late March.  This product line promotes a holistic approach to healthy weight management, as well as digestive health, energy and hydration.  Initial customer feedback about these new products has been encouraging.  We introduced the Active Nutrition line in select markets including the United States, Canada, Mexico, Australia and New Zealand.  Our plan is to roll out the product line to additional markets throughout the year.

We are pleased with our start to the year and momentum to continue to build as the year progresses and as we continue to execute our 2021 global growth strategy.

Q1 2021 Results

Consolidated Results
Net Sales	$308.0 million	● +15.5% vs. prior-year quarter ● +9.3% constant currency vs. prior-year quarter ● +$16.6 million FX impact, or +6.2%
Diluted EPS	$1.45	● +17.9% vs. prior-year quarter ● Diluted shares of 21.1 million, or -2.1%
Active Customers	617,000	● +7.7% vs. prior-year quarter

Balance Sheet and Share Repurchase Activity

The Company ended the quarter with $257 million in cash and cash equivalents and no debt.  During the quarter, the Company repurchased 721,000 shares totaling $69.5 million and reported diluted shares outstanding of 21.1 million.  As of April 3, 2021, there was approximately $80.5 million remaining under the existing share repurchase authorization.

Quarterly Income Statement Discussion

Gross margin decreased 140 basis points from the prior year to 81.3% of net sales.  This decrease can be attributed primarily to (i) changes in product and market sales mix and (ii) higher distribution and shipping costs.

Associate Incentives increased 20 basis points from the prior year to 43.7% of net sales.  The modest increase in Associate Incentives can be attributed to miscellaneous incentive expense, which was offset, in part, by a change in market sales mix.

Selling, General and Administrative Expense increased $6.2 million compared to the prior year, which can be primarily attributed to higher employee related costs.  In relative terms, SG&A expense decreased 140 basis points from the prior year to 23.2% of net sales due primarily to (i) leverage gained on increased sales, and (ii) decreased travel and event costs.

Regional Financial Results

Asia Pacific Region
Net Sales	$251.3 million	● +16.6% vs. prior-year quarter ● Constant currency net sales: 9.3% ● +$15.7 million FX impact, or +7.3% ● 81.6% of consolidated net sales
Active Customers	472,000	● +5.1% vs. prior-year quarter
Asia Pacific Sub-Regions
Greater China
Net Sales	$149.0 million	● +13.3% vs. prior-year quarter ● Constant currency net sales: +5.9%
Active Customers	276,000	● -0.4% vs. prior-year quarter ● +9.5% sequentially
North Asia
Net Sales	$30.2 million	● +10.7% vs. prior-year quarter ● Constant currency net sales: +3.9%
Active Customers	59,000	● +3.5% vs. prior-year quarter ● -1.7% sequentially
Southeast Asia Pacific
Net Sales	$72.1 million	● +26.7% vs. prior-year quarter ● Constant currency net sales: +19.5%
Active Customers	137,000	● +19.1% vs. prior-year quarter ● -3.5% sequentially

Greater China:  Net sales in this region grew 13.3% during the quarter.  In mainland China, net sales increased 16.3% while local currency sales increased 8.1%, and Active Customers increased 0.4%.  Sequentially, net sales in mainland China increased 8.6% and Active Customers increased 10.9%.  Challenging market conditions continue to have a negative impact on our business in Hong Kong.

North Asia:  Growth in this region was again driven by South Korea, where local currency net sales increased by 2.5% and active Customers grew by 3.6% year-over-year.  Local currency net sales in Japan grew 53.8% year-over-year, albeit on a relatively low sales base.

Southeast Asia Pacific:  We continued to see strong growth in this region with net sales in several markets increasing double-digits on a year-over year basis.  This growth was led by performance in Malaysia and the Philippines where local currency sales increased 46.5% and 28.9%, respectively, on a year-over-year basis.  Total active customers grew 32.3% and 25.6% in Malaysia and the Philippines, respectively, during the quarter.

Americas and Europe Region
Net Sales	$56.7 million	● +11.1% vs. prior-year quarter ● Constant currency net sales: +9.3% ● +$0.9 million FX impact, or +1.8% ● 18.4% of consolidated net sales
Active Customers	145,000	● +16.9% vs. prior-year quarter ● +No change sequentially

Americas and Europe Region:  We are pleased to see continued performance in this region where Active Customers are 16.9% higher than a year ago.  Year-over-year net sales increased 6.6% in the U.S. and by 33.5% in local currency in Mexico.

Outlook and 2021 Operating Strategy

The Company is raising its consolidated net sales and earnings per share outlook for fiscal year 2021.

Fiscal Year 2021 Outlook
	Revised Range	Previous Range
Consolidated Net Sales	$1.24 - $1.28 billion	$1.21 - $1.27 billion
Diluted EPS	$6.15 - $6.50	$6.00 - $6.45

The Company maintains a 52/53-week fiscal year.  Fiscal 2020 was a 53-week year and included one additional week of sales compared to Fiscal 2021.

The Company’s revised outlook for the year now reflects:

●	A favorable currency exchange rate impact on net sales of approximately $69 million,

●	An estimated operating margin of between 14.8% and 15.2%,

●	An annual effective tax rate of 31%, and

●	An annualized diluted share count of 20.7 million.

As previously indicated, we expect increased spending in the second half of the year related to travel and event costs with the anticipation of a more normalized operating environment.

Notably, we expect second quarter net sales to be the highest quarter of the year, due largely to a short-term sales program we are offering around the world during the quarter.  We offered a similar short-term sales program during the third quarter of 2020, which was very successful and we anticipate a reasonably similar response in the second quarter of 2021.  This program is designed to reward Associates for sales to new customers for a limited period of time and is being offered in each of our markets.  Following the conclusion of this program, we expect to see continued year-over-year sales growth, albeit at a lower growth rate from the second quarter of this year.

Digital Strategy

Our digital experience strategy continued to be a key focus.  During the quarter, we continued to enhance our overall shopping experience, with an emphasis on China.  Additionally, we launched new tools that give our Associates the ability to create individual, USANA branded websites.  These enhancements will allow consumers to easily interact with USANA and share their positive experiences with others.  Also, later this year we are planning to introduce a new recommendation tool that pairs with our all-new Active Nutrition line to help consumers select products and customize the program to their needs.

Product Launches and Incentive Offerings

As previously mentioned, we successfully launched our new Active Nutrition line in late March, which was very well received by our customers.  Notably, these new products are being manufactured in-house at USANA North, our new and fully operational foods manufacturing facility.  We believe the added manufacturing capability is a meaningful and positive change for USANA and the customer experience.  We also expect to begin realizing benefits from the investment in Built Brands in the back half of the year with the planned rollout of new products.

Existing Market Growth, China Strategy, and New Market Expansion

During the first quarter, we drove growth in our existing markets by focusing on increasing the customer base through new product offerings, a new customer loyalty program and incentive offerings that motivated our sales force.  In China, we made improvements to our WeChat, mobile shopping experiences and launched a new weight loss campaign ahead of the Active Nutrition rollout planned for later this year.  We also have several other new product releases scheduled for China in 2021.  Further, we are working on a broader offering of Traditional Chinese Medicine (“TCM”) products through internal development and third-party collaborations.  Finally, we plan to hold an in-person China National Meeting in the third quarter, assuming pandemic conditions continue to improve and the market returns to a more normal operating environment.

Business Development

In the first quarter we continued to evaluate business development opportunities that strengthen, diversify, and grow our worldwide business by focusing on: (i) overall nutrition; (ii) vertical integration; (iii) product and category expansion; and (iv) geographic expansion.

Corporate Sustainability

During the first quarter the Board of Directors formed a Sustainability Committee to oversee and advise on all matters related to corporate sustainability, including environmental, social and governance (ESG) and corporate social responsibility (CSR) matters.  The Sustainability Committee is composed of directors Peggie Pelosi, Chair; John Fleming; Frederic Winssinger; and Tim Wood.  We will continue to incorporate and advance sustainability-related best practices across all of our markets as part of our commitment to improving the health and wellness of individuals, families and communities around the world.

As 2021 continues to unfold, we believe that we are positioned for continued growth and are confident with our overall strategies.  Our commitment to helping our customers improve their health and overall well-being by providing them with our high quality health products and a rewarding business opportunity remain our ever present focus.

Kevin Guest
CEO

Douglas Hekking
CFO

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: uncertainty related to the magnitude, scope and duration of the impact of the COVID-19 pandemic (“COVID-19”) to our business, operations and financial results; the further spread of, and regulatory measures or voluntary actions that may be put in place to limit the spread of, COVID-19 in the markets where we operate, including restrictions on business operations, shelter at home, or social distancing requirements; the potential for a resurgence of COVID-19 spread in any of our markets in the future; the impact of COVID-19 on the domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; regulatory risk in China in connection with the health products and direct selling business models; regulatory risk in the United States in connection with the direct selling business model; potential negative effects of deteriorating foreign and/or trade relations between the United States and China; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; global economic conditions generally; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and direct selling business model; adverse publicity risks globally; risks associated with our international expansion and operations; and uncertainty relating to the fluctuation in U.S. and other international currencies.  The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.  The forward-looking statements in this press release set forth our beliefs as of the date hereof.  We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

Non-GAAP Financial Measures

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”).  Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates and help facilitate period-to-period comparisons of the Company’s Financial Results that we believe provide investors an additional perspective on trends and underlying business results.  Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Investors contact:	Patrique Richards
Investor Relations
(801) 954-7823
investor.relations@us.usana.com
Media contact:	Dan Macuga
Public Relations
801-954-7280